                                                                                                                                                     Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 12, 2019
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 2nd QUARTER 2019 FINANCIAL RESULTS

Worthington/Columbus, Ohio – August 12, 2019 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the second quarter and year to date ended June 30, 2019.

Second Quarter Highlights

•	Net income for the quarter more than doubled (up 102%) when compared to the same quarter of 2018. Net income is up 106% for the first half of 2019 compared to the same six month period of 2018.
•	Return on average assets increased to 1.28% for the quarter.
•	Diluted earnings per share (EPS) increased $0.16, or 41%, compared to the prior quarter.
•	Book Value per common share increased year-to-date by $0.88, or 8.4%, to $11.39.
•	Net gain on sales of loans increased by 364% for the quarter when compared to the same quarter of 2018 due primarily to the investment in expanding the residential mortgage lending business.

Timothy T. O’Dell, President and CEO, commented, “We remain pleased with our continued expansion of and progression of earnings, with earnings more than doubling for the first half of 2019.  We feel our loan and deposit pipelines are strong making us bullish for continued strong growth performance during the second half of 2019. We are gaining traction in Cincinnati, our newest regional market, and our mortgage lending is giving a solid lift to our fee income up 364% when compared to the same quarter of 2018.  We are growing book value, and we believe also franchise value, at an accelerating pace.”

Robert E. Hoeweler, Chairman of the Board, added “Our experienced leadership team continues to execute well. We are benefitting from the resulting increased scale from our organic growth.  Our loan growth for the first half of 2019 is solid, up $48.0 million or 8.7%, following a year in which our loan growth was up 35% for 2018.  Our business approach and philosophy resonates with our targeted market including entrepreneurs and closely held businesses.  Our team has achieved top-tier loan growth among our peers, while maintaining strong credit quality.  We believe we have a strong infrastructure in place to be able to pursue potential strategic acquisitions to augment our strong organic growth.”

Overview of Results

Net income for the three months ended June 30, 2019 totaled $2.3 million and increased $1.2 million, or 101.8%, compared to net income of $1.1 million for the three months ended June 30, 2018.   Net income attributable to common stockholders for the three months ended June 30, 2019, totaled $2.4 million (or $0.55 per diluted common share) and increased $1.3 million compared to net income attributable to common stockholders of $1.1 million (or $0.25 per diluted common share) for the three months ended June 30, 2018.

Net income for the six months ended June 30, 2019 totaled $4.0 million and increased $2.1 million, or 106.1%, compared to net income of $1.9 million for the six months ended June 30, 2018.   Net income attributable to common stockholders for the six months ended June 30, 2019, totaled $4.1 million (or $0.93 per diluted common share) and increased $2.2 million compared to net income attributable to common stockholders of $1.9 million (or $0.42 per diluted common share) for the six months ended June 30, 2018.

Net interest income.  Net interest income totaled $5.2 million for the quarter ended June 30, 2019 and increased $882,000, or 20.3%, compared to net interest income of  $4.3 million for the quarter ended June 30, 2018.  The increase in net interest income was primarily due to a $2.6 million, or 45.0%, increase in interest income, partially offset by a $1.8 million, or 115.5%, increase in interest expense.  The increase in interest income was primarily attributed to a $171.8 million, or 33.9%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans, increased loan fees, and a 38bps increase in average yield on interest-earning assets.  The increase in interest expense was attributed to an 85bps increase in the average cost of funds on interest-bearing liabilities and a $154.0 million, or 39.7%, increase in average interest-bearing liabilities.  As a result, the net interest margin of 3.08% for the quarter ended June 30, 2019 decreased 35bps compared to the net interest margin of 3.43% for the quarter ended June 30, 2018.

Net interest income totaled $10.3 million for the six months ended June 30, 2019 and increased $2.0 million, or 25.1%, compared to net interest income of $8.3  million for the six months ended June 30, 2018.  The increase in net interest income was primarily due to a $5.4 million, or 49.9%, increase in interest income, partially offset by a $3.4 million, or 125.5%, increase in interest expense.  The increase in interest income was primarily attributed to a $174.8 million, or 36.2%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans, and a 46bps increase in average yield on interest-earning assets.  The increase in interest expense was attributed to an 89bps increase in the average cost of funds on interest-bearing liabilities and a $149.1 million, or 40.1%, increase in average interest-bearing liabilities.  As a result, the net interest margin of 3.14% for the six months ended June 30, 2019 decreased 28bps compared to the net interest margin of 3.42% for the six months ended June 30, 2018.

Provision for loan and lease losses.  There was no provision for loan and lease losses for the quarter ended June 30, 2019 or the quarter ended June 30, 2018, which is due to strong credit quality and net recoveries.  Net recoveries totaled $5,000 for each of the quarters ended June 30, 2019 and June 30, 2018.

There was no provision for loan and lease losses for the six months ended June 30, 2019 or the six months ended June 30, 2018, which is due to strong credit quality and net recoveries.  Net recoveries for the six months ended June 30, 2019 totaled $17,000, compared to net recoveries of $11,000 for the six months ended June 30, 2018.

Noninterest income.  Noninterest income for the quarter ended June 30, 2019 totaled $2.6 million and increased $1.8 million, or 250.4%, compared to $732,000 for the quarter ended June 30, 2018.  The increase was primarily due to a $1.9 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was a result of increased sales volume related to our residential mortgage lending business.

Noninterest income for the six months ended June 30, 2019 totaled $4.3 million and increased $3.1 million, or 251.1%, compared to $1.2 million for the six months ended June 30, 2018.  The increase was primarily due to a $3.0 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was a result of increased sales volume related to our residential mortgage lending business.

Noninterest expense.  Noninterest expense for the quarter ended June 30, 2019 totaled $4.9 million and increased $1.2 million, or 34.4%, compared to $3.7 million for the quarter ended June 30, 2018.  The increase in noninterest expense during the three months ended June 30, 2019 was primarily due to a $630,000 increase in salaries and employee benefits expense and a  $246,000 increase in advertising and marketing expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures related to leads-based marketing expense to drive revenue growth in our residential mortgage lending business.

Noninterest expense for the six months ended June 30, 2019 totaled $9.6 million and increased $2.5 million, or 35.9%, compared to $7.1 million for the six months ended June 30, 2018.  The increase in noninterest expense during the six months ended June 30, 2019 was primarily due to a $1.2 million increase in salaries and employee benefits expense and a $605,000 increase in advertising and marketing expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with increases in personnel due to our geographic expansion and to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures related to leads-based marketing expense to drive revenue growth in our residential mortgage lending business.

Income tax expense.  Income tax expense was $583,000 for the quarter ended June 30, 2019,  an increase of $304,000, compared to $279,000 for the quarter ended June 30, 2018.  The effective tax rate for the quarter ended June 30, 2019 was approximately 20.4%, as compared to approximately 19.8% for the quarter ended June 30, 2018.

Income tax expense was $1.0 million for the six months ended June 30, 2019, an increase of $537,000, compared to $465,000 for the six months ended June 30, 2018.  The effective tax rate for the six months ended June 30, 2019 was approximately 20.2%, as compared to approximately 19.5% for the six months ended June 30, 2018.

Balance Sheet Activity

General.  Assets totaled $721.0 million at June 30, 2019 and increased $56.0 million, or 8.4%, from $665.0 million at December 31, 2018.  The increase was primarily due to a $48.0 million increase in net loan balances and a $34.8 million increase in loans held for sale, partially offset by a $33.0 million decrease in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $34.3 million at June 30, 2019, and decreased  $33.0 million, or 49.0%, from $67.3 million at December 31, 2018.  The decrease in cash and cash equivalents was primarily attributed to an increase in loans and loans held for sale, partially offset by an increase in deposit balances.

Securities.  Securities available for sale totaled $10.2 million at June 30, 2019, and increased  $75,000, or 0.7%, compared to $10.1 million at December 31, 2018.  The increase was primarily due to a security purchase, partially offset by principal maturities.

Loans and Leases.    Net loans and leases totaled $598.7 million at June 30, 2019, and increased $48.0 million, or 8.7%, from $550.7 million at December 31, 2018.  The increase was primarily due to  a $19.6 million increase in commercial loan balances, a $17.1 million increase in commercial real estate loan balances, and a  $13.1 million increase in single-family loan balances, partially offset by a $2.3 million decrease in consumer loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $7.0 million at June 30, 2019, and increased $17,000, or 0.2%, from  $7.0 million at December 31, 2018.  The increase in the ALLL is due to net recoveries during the six months ended June 30, 2019.  The ratio of the ALLL to total loans was 1.16% at June 30, 2019, compared to 1.26% at December 31, 2018.

Deposits.  Deposits totaled $628.6 million at June 30, 2019, an increase of $48.8 million, or 8.4%, from $579.8 million at December 31, 2018.  The increase is primarily attributed to a $46.8 million increase in money market account balances, a $26.8 million increase in certificate of deposit account balances,  and a $2.4 million increase in saving account balances, partially offset by a $27.2 million decrease in checking account balances.  The increases in money market, certificate of deposit, and savings account balances were primarily due to  increases in customer relationships and balances from on-going sales and marketing activities.  The decrease in checking account balances was due to the timing of certain large customer transactions.

Stockholders’ equity. Stockholders’ equity totaled $50.9 million at June 30, 2019, an increase of $5.3 million, or 11.8%, from $45.6 million at December 31, 2018.  The increase in total stockholders’ equity was primarily attributed to net income, as well as the exercise of outstanding warrants to purchase common stock of the Company.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron-  as well as its two branch locations in Columbiana County, Ohio.  Also,  in  March 2019, CFBank opened a branch location in Blue Ash, Ohio, which is its second location in the Cincinnati market.    CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation or CFBank, National Association; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, those detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Form 10-K filed with SEC for the year ended December 31, 2018.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2019	2018	% change	2019	2018	% change
Total interest income	$8,505	$5,867	45%	$16,446	$10,971	50%
Total interest expense	3,276	1,520	116%	6,117	2,713	125%
Net interest income	5,229	4,347	20%	10,329	8,258	25%

Provision for loan and lease losses	-	-	n/m	-	-	n/m
Net interest income after provision for loan and lease losses	5,229	4,347	20%	10,329	8,258	25%

Noninterest income
Service charges on deposit accounts	138	118	17%	262	236	11%
Net gain on sales of loans	2,362	509	364%	3,865	817	373%
Other	65	105	-38%	132	160	-18%
Noninterest income	2,565	732	250%	4,259	1,213	251%

Noninterest expense
Salaries and employee benefits	2,643	2,013	31%	5,144	3,910	32%
Occupancy and equipment	228	182	25%	446	349	28%
Data processing	293	227	29%	609	458	33%
Franchise and other taxes	106	103	3%	212	205	3%
Professional fees	356	254	40%	644	504	28%
Director fees	133	98	36%	264	195	35%
Postage, printing and supplies	59	52	13%	126	101	25%
Advertising and marketing	616	370	66%	1,242	637	95%
Telephone	45	38	18%	90	70	29%
Loan expenses	45	28	61%	91	43	112%
Foreclosed assets, net	-	-	n/m	(9)	-	n/m
Depreciation	78	62	26%	149	121	23%
FDIC premiums	152	99	54%	304	187	63%
Regulatory assessment	40	35	14%	82	69	19%
Other insurance	24	19	26%	47	41	15%
Other	113	90	26%	184	194	-5%
Noninterest expense	4,931	3,670	34%	9,625	7,084	36%

Income before income taxes	2,863	1,409	103%	4,963	2,387	108%
Income tax expense	583	279	109%	1,002	465	115%
Net Income	$2,280	$1,130	102%	$3,961	$1,922	106%
Accretion of discount and value of warrants exercised related to Series B preferred stock	157	(12)	n/m	183	(38)	n/m
Net Income attributable to common stockholders	$2,437	$1,118	118%	$4,144	$1,884	120%

Share Data
Basic earnings per common share (1)	$0.55	$0.26		$0.95	$0.44
Diluted earnings per common share (1)	$0.55	$0.25		$0.93	$0.42

Average common shares outstanding - basic (1)	4,412,726	4,248,573		4,384,395	4,245,757
Average common shares outstanding - diluted (1)	4,452,637	4,488,339		4,435,364	4,488,206

n/m - not meaningful
(1) Adjusted to reflect the 1-for-5.5 reverse stock split effected on August 20, 2018

Consolidated Statements of Financial Condition

($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2019	2019	2018	2018	2018
Assets
Cash and cash equivalents	$34,323	$95,993	$67,304	$59,368	$32,739
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	10,189	9,144	10,114	11,064	11,614
Loans held for sale	52,184	27,920	17,385	24,079	26,424
Loans and leases	605,724	571,580	557,695	500,534	477,538
Less allowance for loan and lease losses	(7,029)	(7,024)	(7,012)	(7,005)	(6,981)
Loans and leases, net	598,695	564,556	550,683	493,529	470,557
FHLB and FRB stock	3,816	3,816	3,476	3,476	3,251
Foreclosed assets, net	-	-	38	-	-
Premises and equipment, net	4,032	3,875	3,864	3,723	3,678
Operating lease right of use assets	1,967	2,057	-	-	-
Bank owned life insurance	5,272	5,237	5,203	5,168	5,133
Accrued interest receivable and other assets	10,415	7,781	6,858	5,872	5,433
Total assets	$720,993	$720,479	$665,025	$606,379	$558,929

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$106,716	$130,563	$111,445	$91,083	$99,579
Interest bearing	521,870	501,266	468,341	440,979	388,546
Total deposits	628,586	631,829	579,786	532,062	488,125
FHLB advances and other debt	18,500	18,500	19,500	21,500	19,500
Advances by borrowers for taxes and insurance	340	398	827	449	225
Operating lease liabilities	2,163	2,261	-	-	-
Accrued interest payable and other liabilities	5,698	5,081	4,586	3,626	3,480
Subordinated debentures	14,786	14,776	14,767	5,155	5,155
Total liabilities	670,073	672,845	619,466	562,792	516,485

Stockholders' equity	50,920	47,634	45,559	43,587	42,444
Total liabilities and stockholders' equity	$720,993	$720,479	$665,025	$606,379	$558,929

Consolidated Financial Highlights
	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Jun 30,
(unaudited)	2019	2019	2018	2018	2018	2019	2018
Earnings
Net interest income	$5,229	$5,100	$4,948	$4,683	$4,347	$10,329	$8,258
Provision for loan and lease losses	$-	$-	$-	$-	$-	$-	$-
Noninterest income	$2,565	$1,694	$860	$643	$732	$4,259	$1,213
Noninterest expense	$4,931	$4,694	$4,159	$4,032	$3,670	$9,625	$7,084
Net Income	$2,280	$1,681	$1,296	$1,055	$1,130	$3,961	$1,922
Accretion of discount and value of warrants exercised related to Series B preferred stock	$157	$26	$126	$(26)	$(12)	$183	$(38)
Net income attributable to common stockholders	$2,437	$1,707	$1,422	$1,029	$1,118	$4,144	$1,884
Basic earnings per common share (2)	$0.55	$0.39	$0.33	$0.24	$0.26	$0.95	$0.44
Diluted earnings per common share (2)	$0.55	$0.39	$0.33	$0.24	$0.25	$0.93	$0.42

Performance Ratios (annualized)
Return on average assets	1.28%	1.00%	0.84%	0.74%	0.85%	1.15%	0.76%
Return on average equity	18.77%	14.57%	11.74%	9.85%	10.88%	16.73%	9.37%
Average yield on interest-earning assets	5.01%	4.98%	4.99%	4.85%	4.63%	5.00%	4.54%
Average rate paid on interest-bearing liabilities	2.42%	2.27%	2.02%	1.81%	1.57%	2.35%	1.46%
Average interest rate spread	2.59%	2.71%	2.97%	3.04%	3.06%	2.65%	3.08%
Net interest margin, fully taxable equivalent	3.08%	3.20%	3.38%	3.43%	3.43%	3.14%	3.42%
Efficiency ratio	63.27%	69.09%	71.61%	75.70%	72.26%	65.98%	74.80%
Noninterest expense to average assets	2.77%	2.80%	2.71%	2.82%	2.76%	2.78%	2.79%

Capital
Tier 1 capital leverage ratio (1)	9.44%	9.60%	10.13%	9.41%	9.56%	9.44%	9.56%
Total risk-based capital ratio (1)	11.95%	12.45%	12.37%	12.05%	11.97%	11.95%	11.97%
Tier 1 risk-based capital ratio (1)	10.79%	11.20%	11.12%	10.80%	10.71%	10.79%	10.71%
Common equity tier 1 capital to risk weighted assets (1)	10.79%	11.20%	11.12%	10.80%	10.71%	10.79%	10.71%
Equity to total assets at end of period	7.06%	6.61%	6.85%	7.19%	7.59%	7.06%	7.59%
Book value per common share (2)	$11.39	$10.84	$10.51	$10.25	$9.98	$11.39	$9.98
Tangible book value per common share (2)	$11.39	$10.84	$10.51	$10.25	$9.98	$11.39	$9.98
Period-end market value per common share (2)	$12.04	$12.82	$11.69	$15.50	$13.20	$12.04	$13.20
Period-end common shares outstanding (2)	4,471,365	4,392,296	4,335,062	4,251,956	4,251,766	4,471,365	4,251,766
Average basic common shares outstanding (2)	4,412,726	4,355,748	4,298,649	4,251,820	4,248,573	4,384,395	4,245,757
Average diluted common shares outstanding (2)	4,452,637	4,417,775	4,349,707	4,367,222	4,488,339	4,435,364	4,488,206

Asset Quality
Nonperforming loans	$2,418	$2,078	$377	$377	$388	$2,418	$388
Nonperforming loans to total loans	0.40%	0.36%	0.07%	0.08%	0.08%	0.40%	0.08%
Nonperforming assets to total assets	0.34%	0.29%	0.06%	0.06%	0.07%	0.34%	0.07%
Allowance for loan and lease losses to total loans	1.16%	1.23%	1.26%	1.40%	1.46%	1.16%	1.46%
Allowance for loan and lease losses to nonperforming loans	290.69%	388.02%	1859.95%	1858.09%	1799.23%	290.69%	1799.23%
Net charge-offs (recoveries)	$(5)	$(12)	$(7)	$(24)	$(5)	$(17)	$(11)
Annualized net charge-offs (recoveries) to average loans	0.00%	(0.01%)	(0.01%)	(0.02%)	(0.00%)	(0.01%)	(0.01%)

Average Balances
Loans	$590,088	$557,527	$525,483	$486,215	$448,153	$573,808	$431,708
Assets	$712,132	$671,038	$613,903	$571,415	$531,353	$691,585	$507,495
Stockholders' equity	$48,576	$46,142	$44,146	$42,830	$41,536	$47,359	$41,007

(1)  Regulatory capital ratios of CFBank

(2)  Adjusted to reflect the 1-for-5.5 reverse stock split effected on August 20, 2018